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                                                                  Exhibit (d)(2)
                           FUND MANAGEMENT AGREEMENT


     AGREEMENT made effective this 1st day of July, 2001 among Pacific Life Insurance Company, ("Adviser"), a California corporation, and A I M Capital Management, Inc., ("AIM" or "Fund Manager"), a Texas corporation, and Pacific Funds, a Delaware Business Trust.

     WHEREAS, Pacific Funds is registered with the Securities and Exchange Commission ("SEC") as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Pacific Funds is authorized to issue shares of beneficial interest ("Shares") in separate funds, with each such fund representing interests in a separate fund; and

     WHEREAS, Pacific Funds currently offers multiple Funds, one or more of which Pacific Funds and Adviser desire to retain the Fund Manager to render investment advisory services hereunder, and with respect to which the Fund Manager is willing to do so; and

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"); and

     WHEREAS, the Fund Manager is registered with the SEC as an investment adviser under the Advisers Act; and

     WHEREAS, Pacific Funds has retained the Adviser to render investment advisory services to the funds pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Adviser to engage a fund manager to discharge the Adviser's responsibilities with respect to the investment management of the Trust a copy of which has been provided to the Fund Manager and is incorporated by reference herein; and

     WHEREAS, Pacific Funds and the Adviser desire to retain the Fund Manager to furnish investment advisory services to one or more Funds of Pacific Funds, and the Fund Manager is willing to furnish such services to such Funds and the Adviser in the manner and on the terms hereinafter set forth; and

     NOW THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed among Pacific Funds, the Adviser, and the Fund Manager as follows:
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     1.  Appointment.  Pacific Funds and the Adviser hereby appoint AIM to act
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as fund manager to provide investment advisory services to the series of funds listed on the Fee Schedule attached hereto (hereinafter the "Funds") for the periods and on the terms set forth in this Agreement. The Fund Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     In the event the Adviser wishes to retain the Fund Manager to render investment advisory services to one or more funds other than the Funds, the Adviser shall notify the Fund Manager in writing and shall revise the Fee Schedule to reflect such additional fund(s). If the Fund Manager is willing to render such services, it shall notify Pacific Funds and Adviser in writing, whereupon such fund shall become a Fund hereunder, and be subject to this Agreement.

     2.  Fund Manager Duties.  Subject to the supervision of Pacific Funds'
         --------------------
Board of Trustees and the Adviser, the Fund Manager will provide a continuous investment program for the Funds and determine the composition of the assets of the Funds. The Fund Manager will provide investment research and analysis, which may include computerized investment methodology, and will conduct a continuous program of evaluation, investment, sales, and reinvestment of the Fund's assets by determining the securities, cash and other investments, including futures and options contracts, if any, that shall be purchased, entered into, retained, sold, closed, or exchanged for the Funds, when these transactions should be executed, and what portion of the assets of the Funds should be held in the various securities and other investments in which it may invest, and the Fund Manager is hereby authorized to execute and perform such services on behalf of the Funds. To the extent permitted by the written investment policies of the Funds, the Fund Manager shall make decisions for the Funds as to foreign currency matters and make determinations as to the retention or disposition of foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies and shall execute and perform the same on behalf of the Funds. The Fund Manager is authorized to exercise tender offers, exchange offers and to vote proxies on behalf of the Funds, each as the Fund Manager determines is in the best interest of the Funds. In performing these duties, the Fund Manager:

     (a) Will manage each of the Funds so that it will meet the requirements of
Section 851(b)(2) and (3) Subchapter M of the Internal Revenue Code.

     (b) Shall conform (1) with the 1940 Act and all rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC to Pacific Funds, the Adviser or the Fund Manager), (2) with all other applicable federal and state laws and regulations pertaining to registered open-end investment management companies, (3) with any applicable written procedures, policies and guidelines adopted by the Pacific Funds' Board of Trustees and furnished to Fund Manager, (4) with the Fund's objectives, investment policies and investment restrictions as stated in the Pacific Funds' Prospectus
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and Statement of Additional Information as supplemented or amended from time to time, as furnished to the Fund Manager, and (5) with the provisions of Pacific Funds' Registration Statement filed on Form N-1A under the Securities Act of 1933 (the "1933 Act") and the 1940 Act, as supplemented or amended from time to time. Until the Adviser delivers any supplements or amendments to the Fund Manager, the Fund Manager shall be fully protected in relying on Pacific Funds' Registration Statement, procedures, policies and guidelines previously furnished to the Fund Manager by the Adviser.

     (c) Will: (i) use its best efforts to identify each position in the Funds that constitutes stock in a Passive Foreign Investment Company ("PFIC"), as that term is defined in Section 1296 of the Internal Revenue Code, and (ii) use its best efforts to make such determinations and inform the Adviser at least annually, (or more often and by such date(s) as the Adviser shall request), of any stock in a PFIC.

     (d) Is responsible, in connection with its responsibilities under this
Section 2, for decisions to buy and sell securities and other investments for the Funds, for broker-dealer and futures commission merchant ("FCM") selection, and for negotiation of commission rates. The Fund Manager's primary consideration in effecting a security or other transaction will be to obtain the best execution for the Funds, taking into account the factors specified in the Prospectus and Statement of Additional Information for Pacific Funds, as they may be amended or supplemented from time to time and furnished to the Fund Manager. Subject to such policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Fund Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer, acting as agent, for effecting a fund transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Fund Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Fund Manager's (or its affiliates) overall responsibilities with respect to the Funds and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards, and in accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act, the Fund Manager is further authorized to place orders on behalf of the Funds through the Fund Manager if the Fund Manager is registered as a broker or dealer with the SEC or as a FCM with the Commodities Futures Trading Commission ("CFTC"), to any of its affiliates that are brokers or dealers or FCMs or such other entities which provide similar services in foreign countries, or to such brokers and dealers that also provide research or statistical research and material, or other services to the Funds or the Fund Manager. Such allocation shall be in such amounts and proportions as the Fund Manager shall determine consistent with the above standards, and, upon request, the Fund Manager will report on said allocation to the Adviser and Board of Trustees of Pacific Funds, indicating the brokers, dealers or FCMs to which such allocations have been made and the basis therefor.

     (e) May, on occasions when the purchase or sale of a security is deemed to be in the best interest of a Fund as well as any other investment advisory clients, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in Pacific Funds' Registration Statement as furnished to Fund Manager. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Fund Manager in a manner that is fair and equitable in the judgment of the Fund Manager in the exercise of its fiduciary obligations to Pacific Funds and to such other clients.

     (f) Will, in connection with the purchase and sale of securities for the Funds, arrange for the transmission to the custodian and recordkeeping agent for Pacific Funds, on a daily basis, such confirmation(s), trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Funds, as may be reasonably necessary to enable the custodian and recordkeeping agent to perform its administrative and recordkeeping responsibilities with respect to the Funds, and with respect to fund securities to be purchased or sold through the Depository Trust Company, will arrange for the automatic transmission of the confirmation of such trades to Pacific Funds' custodian, and recordkeeping agent, and, if requested, the Adviser.

     (g) Will assist the custodian and recordkeeping agent for Pacific Funds in determining or confirming, consistent with the procedures and policies stated in the Registration Statement for the Fund and procedures adopted by Pacific Funds' Board of Trustees, the value of any fund securities or other assets of the Funds for which the custodian and recordkeeping agent seeks assistance from the Fund Manager or identifies for review by the Fund Manager.

     (h) Will maintain and preserve such records related to each Fund's transactions as required under the 1940 Act and the Advisers Act. The Adviser or Pacific Funds shall maintain and preserve all books and records not related to the Funds' transactions as required under the 1940 Act and the Advisers Act. The Fund Manager will make available to the Fund and the Adviser promptly upon request, at all reasonable times during normal business hours, any of the Funds' investment records and ledgers maintained by the Fund Manager (which shall not include the records and ledgers maintained by the custodian and recordkeeping agent for Pacific Funds), as are necessary to assist Pacific Funds and the Adviser to comply with requirements of the 1940 Act and the Advisers Act, as well as other applicable laws, and will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested in order to ascertain whether the operations of
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Pacific Funds are being conducted in a manner consistent with applicable laws and regulations.

     (i) Will regularly report to Pacific Funds' Board of Trustees on the investment program for the Funds and the issuers and securities represented in the Funds funds, and will furnish the Pacific Funds' Board of Trustees with respect to the Funds such periodic and special reports as the Trustees and the Adviser may reasonably request, including, but not limited to, the monthly compliance checklist, monthly tax compliance worksheet, reports regarding compliance with Pacific Funds' procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the Investment Company Act of 1940, fundamental investment restrictions, liquidity determination of securities purchased pursuant to Rule 144A and 4(2) commercial paper, and compliance with Pacific Funds' or, if adopted by the Board of Trustee's, the Fund Manager's Code of Ethics, and such other procedures or requirements that Pacific Funds or Adviser may request from time to time.

     (j) Will not disclose or use any records or information specifically designated, in writing, as confidential and which is obtained pursuant to this Agreement (excluding investment research and investment advice and any information which is otherwise publicly available) in any manner whatsoever except as expressly authorized in this Agreement or in the ordinary course of business in connection with placing orders for the purchase and sale of securities or obtaining investment licenses in various countries or the opening of custody accounts and dealing with settlement agents in various countries, and will keep confidential any information (excluding investment research and advice) obtained pursuant to the Agreement, and disclose such information only if the Board of Trustees of Pacific Funds has authorized such disclosure, or if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority. Except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and Fund Manager, Pacific Funds and the Adviser will not disclose or use any records or information respecting the Fund Manager obtained pursuant to this Agreement and that is specifically designated, in writing, as confidential, which, in any event, shall be deemed to include any list of securities purchased or sold by the Funds for a period of 15 days after month end, or any list of securities held by the Funds for 90 days after month end in any manner whatsoever except as expressly authorized in this Agreement, and except that the top ten holdings of a Fund may be disclosed 15 days after month end, and will keep confidential any information obtained pursuant to this Agreement, and disclose such information only as expressly authorized in this Agreement, if the Board of Trustees of Pacific Funds has authorized such disclosure, or if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority. Nothing in this paragraph (j) is intended to prevent any party from using or disclosing information that is already in the public domain or independently produced.

     (k) Shall not permit any employee of the Fund Manager to have any material connection with the handling of the Funds if such employee has:
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          (i) been, within the last ten (10) years, convicted of or acknowledged commission of any felony or misdemeanor (a) involving the purchase or sale of any security, (b) involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, (c) involving sections 1341, 1342 or 1343 of Title 18 of the U.S. Code, or (d) arising out of such person's conduct as an underwriter, broker, dealer, investment adviser, municipal securities person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman, or employee or officer or director of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act.

          (ii) been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction from acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

     (l) Shall provide to Adviser a copy of Fund Manager's Form ADV as filed with the Securities and Exchange Commission and a list of persons who Fund Manager wishes to have authorized to give written and/or oral instructions to Custodians of Pacific Funds assets for the Funds.

     3.  Disclosure about Fund Manager.  The Fund Manager has reviewed the
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current Registration Statement for Pacific Funds and agrees to promptly review future Registration Statements, including any supplements thereto which relate to Fund Manager or the Funds, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, with respect to the disclosure about the Fund Manager or information relating, directly or indirectly, to the Fund Manager or the Funds or any performance information the Fund Manager provides that is included in the Registration Statement, such Registration Statement contains as of the date hereof, or will contain as of the date of effectiveness of any future Registration Statement or supplement thereto, no untrue statement of any material fact and does not omit any statement contained therein not misleading; provided, however, that the Fund Manager makes no representations or warranties regarding (a) the accuracy or adequacy of any disclosure in such Registration Statement regarding the degree and nature of the risks associated with particular types of investments (other than any instruments unique to the Funds about which the Adviser has asked the Fund Manager in writing (which may include an e-mail to AIM's legal counsel) for risk disclosure), or (b) any disclosure in the Registration Statement with respect to which the Adviser did not include information provided by the Fund Manager expressly or where the Fund Manager was not provided with a reasonable amount of time to make comment, which shall be presumed to be ten working days. The Fund Manager further represents and warrants that it is a duly registered investment adviser under the Advisers Act and a duly registered investment adviser in all states in which the Fund Manager is required to be registered. The Adviser has received a current copy of the Fund Manager's Uniform Application for Investment Adviser Registration on Form ADV, as filed with the SEC. On an annual basis, (or more frequently if requested by the Adviser or Pacific Funds' Board of Trustees) the Fund Manager agrees to provide the Adviser with current copies of the Fund Manager's Form ADV, and any supplements or amendments thereto, as filed with the SEC.

     4.  Expenses.  The Fund Manager shall bear all expenses incurred by it and
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its staff and for their activities in connection with the performance if its services under this Agreement. Each Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, sub-advisory fees (other than sub-advisory fees paid pursuant to this Agreement) and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; fees for any pricing services; costs of regulatory compliance; and pro rata costs associated with maintaining Pacific Funds' legal existence and shareholder relations. All other expenses not specifically assumed by the Fund Manager hereunder or by the Adviser under the Advisory Agreement are borne by the applicable Fund of Pacific Funds.

     5.  Compensation.  For the services provided and the expenses borne by the
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Fund Manager pursuant to this Agreement, the Adviser will pay to the Fund
Manager a fee in accordance with the Fee Schedule attached to this Agreement. This fee will be computed and accrued daily and payable monthly. These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     6.  Seed Money.  The Adviser agrees that the Fund Manager shall not be
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responsible for providing money for the initial capitalization of any Fund.

     7.  Compliance.
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         (a)  The Fund Manager agrees that it shall immediately notify the
Adviser and Pacific Funds (i) in the event that the SEC or any banking or other regulatory body has censured the Fund Manager; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, or ability to serve as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions, and (ii) upon having a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund Manager further agrees to notify the Adviser and Pacific Funds immediately of any material fact known to the Fund Manager respecting or relating to the Fund Manager that is not contained in the Registration Statement or prospectus for Pacific Funds, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.

         (b) The Adviser agrees that it shall immediately notify the Fund Manager (i) in the event that the SEC has censured the Adviser or Pacific Funds; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Adviser's registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, and (ii) upon having a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code.

     8.  Independent Contractor.  The Fund Manager shall for all purposes herein
         ----------------------
be deemed to be an independe nt contractor and shall, unless otherwise expressly provided herein or authorized by the Adviser from time to time, have no authority to act for or represent the Adviser in any way or otherwise be deemed its agent. The Fund Manager understands that unless provided herein or authorized from time to time by Pacific Funds, the Fund Manager shall have no authority to act for or represent Pacific Funds in any way or otherwise be deemed Pacific Funds' Agent.

     9.  Documents.  Pacific Funds or Adviser has furnished, or will furnish
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prior to the commencement of responsibilities by the Fund Manager under this
Agreement, copies of each of the following documents to the Fund Manager:

         (a) The Declaration of Trust of the Trust as in effect on the date hereof;

         (b)  The By-laws of the Trust in effect on the date hereof;

         (c) The resolutions of the Trustees approving the engagement of the Fund Manager as subadviser to the Adviser and approving the form of this agreement ;

         (d) A certificate of an officer of Pacific Funds which indicates that shareholders (which may consist of the sole shareholder) have approved this Agreement;

         (e) The resolutions of the Trustees selecting the Adviser as investment adviser to the Trust and approving the form of the Advisory Agreement with the Trust;

         (f)  The Advisory Agreement with the Trust;

         (g)  The Code of Ethics of the Trust as currently in effect; and

         (h)  A list specifically identifying those companies that are:

              1. First-tier affiliates as that term is defined in the 1940 Act of the Fund or the Fund.

              2.  Second-tier affiliates of Pacific Funds or the Funds.

         (i)  The current procedures and policies of Pacific Funds or a Fund.

         (j)  The current registration statement of Pacific Funds.

         (k) A list of restricted securities, if any, which may not be bought or sold for the Fund.

The Adviser further agrees to provide amendments or supplements to the above-referenced documents promptly and further agrees to provide as much advance notice as practicable with respect to items (h), (i), (j) and (k) so as to provide Fund Manager a reasonable amount of time to prepare for such changes.

     10.  Cooperation.  Each party to this Agreement agrees to cooperate with
          -----------
each other party and with all appro priate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance authorities) in connection with any investigation or inquiry relating to this Agreement or Pacific Funds.

     11.  Responsibility and Control.  Notwithstanding any other provision of
          --------------------------
this Agreement, it is understood and agreed that Pacific Funds shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Fund Manager.

     12.  Services Not Exclusive.  It is understood that Fund Manager now acts,
          ----------------------
will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, including any offshore entities, or accounts, and Pacific Funds has no objection to the Fund Manager so acting, provided that whenever a Fund and one or more other investment companies or accounts managed or advised by the Fund Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula that is equitable to each company and account including the Fund, which formula and allocation to a Fund may be subject to review by Pacific Funds' Board of Trustees upon its reasonable request. Pacific Funds and the Adviser recognize that in some cases this procedure may adversely affect the size of the position obtainable for such Fund. Furthermore, it is understood that the services of the Fund Manager are not exclusive, and nothing in this Agreement shall prevent the Fund Manager or its employees or affiliates from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Funds) or from engaging in other lawful activities.

     13.  Liability.  Except as provided in Section 14 and as may otherwise be
          ---------
required by the 1940 Act or the rules thereunder or other applicable law, Pacific Funds and the Adviser agree that the Fund Manager, any affiliated person of the Fund Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund Manager shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Fund Manager's duties, or by reason of reckless disregard of the Fund Manager's obligations and duties under this Agreement. The parties hereto agree that the Fund Manager shall not be liable for any failure to recommend the purchase or sale of any security on behalf of any Fund on the basis of information which might, in the Fund Manager's opinion, constitute a violation of any federal or state laws, rules or regulations. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that Pacific Funds may have under federal or state securities laws.

          14.  Indemnification.
               ---------------

          (a) The Fund Manager agrees to indemnify and hold harmless, the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls ("controlling person") the Adviser (collectively, "PL Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses), to which the Adviser or such affiliated person or controlling person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Fund Manager's responsibilities to Pacific Funds which may be based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Fund Manager's obligations and/or duties under this Agreement by the Fund Managers or by any of its directors, officers or employees, or any affiliate acting on behalf of the Fund Manager (other than a PL Indemnified Person); provided, however, that in no case is the Fund Manager's indemnity in favor of the Adviser or any affiliated person or controlling person of the Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligation and duties under this Agreement.

          (b) The Adviser agrees to indemnify and hold harmless the Fund Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Fund Manager and each person, if any, who, within the meaning of
Section 15 of the 1933 Act controls ("controlling person") the Fund Manager (collectively, "Fund Manager Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which a Fund Manager Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser's responsibilities as adviser of Pacific Funds which may be based upon any willful misfeasance, bad faith or gross negligence by the Adviser, any of its employees or any affiliate acting on behalf of the Adviser (other than a Fund Manager Indemnified Person); provided however, that in no case is the indemnity of the Adviser in favor of the Fund Manager Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

          15.  Duration and Termination.  This Agreement shall become effective
               ------------------------
as of the date of execution first written above, and shall continue in effect until December 31, 2002 and continue thereafter on an annual basis with respect to each Fund; provided that such annual continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of Pacific Funds, or (b) by the vote of a majority of the outstanding voting shares of each Fund, and provided that continuance is also approved by the vote of a majority of the Board of Trustees of Pacific Funds who are not parties to this Agreement or "interested persons" (as such term is defined in the 1940 Act) of Pacific Funds, the Adviser, or the Fund Manager, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated with respect to any Fund:

          (a) by Pacific Funds at any time with respect to the services provided by the Fund Manager, without the payment of any penalty, forfeiture, compulsory buyout amount, or performance of any other obligation which could deter termination, by vote of a majority of the entire Board of Trustees of Pacific Funds or by a vote of a majority of the outstanding voting shares of Pacific Funds or, with respect to a particular Fund, by vote of a majority of the outstanding voting shares of such Fund, on 60 days' written notice to the Fund Manager and the Adviser;

          (b) by the Fund Manager at any time, without the payment of any penalty, forfeiture, compulsory buyout amount or performance of any other obligation which could deter termination, upon 60 days' written notice to the Adviser and Pacific Funds.

          (c) by the Adviser at any time, without the payment of any penalty, forfeiture, compulsory buyout amount or performance of any other obligation which could deter termination, upon 60 days' written notice to the Fund Manager and Pacific Funds.

          Any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a particular Fund shall be effective to continue this Agreement with respect to such Fund notwithstanding
(a) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund or (b) that this Agreement has not been approved by the vote of a majority of the outstanding shares of Pacific Funds, unless such approval shall be required by any other applicable law or otherwise.

     This Agreement will terminate automatically in event of its assignment (as that term is defined in the 1940 Act), but shall not terminate in connection with any transaction not deemed an assignment within the meaning of Rules 2a-6 under the 1940 Act, or any other rule adopted by the SEC regarding transactions not deemed to be assignments. In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 2(h) for a period of six years, and 10, 11, 13, 14 and 16 of this Agreement as well as any applicable provision of this Paragraph numbered 15 shall remain in effect.

          16.  Use of Name.
               -----------

          (a) It is understood that the name "Pacific Life Insurance Company" and "Pacific Life", and "Pacific Funds" or any derivative thereof or logo associated with that name is the valuable property of the Adviser and its affiliates, and that the Fund Manager has the right to use such name (or derivative or logo) only with the prior written approval of the Adviser and only so long as the Adviser is an investment adviser to Pacific Funds and/or the Funds. Upon termination of the Investment Advisory Agreement between Pacific Funds and the Adviser, the Fund Manager shall forthwith cease to use such name (or derivative or logo).

          (b) It is understood that the name AIM or A I M Capital Management, Inc. and the names of the Fund Managers' affiliates, and any derivatives thereof or logo associated with those names are the valuable property of the Fund Manager and that the Adviser and its affiliates and Pacific Funds have the right to use such name (or derivative or logo), in sales materials of Pacific Funds and/or the Funds with prior review and approval of the Fund Manager as provided in paragraph (c) below, and for so long as the Fund Manager is a Fund Manager to Pacific Funds and/or one of the Funds. Upon termination of this Agreement between Pacific Funds, the Adviser and the Fund Manager, Pacific Funds and the Adviser shall forthwith cease to use such name (or derivative or logo). It is specifically agreed that Pacific Funds and Adviser and its affiliates may use the Fund Manager's logo in Pacific Funds prospectus or sales literature as provided in this Agreement.

          (c) Neither Pacific Funds nor the Adviser shall use the Fund Manager's name or the names of any of its affiliates, derivatives thereof, or logos associated with those names in promotional or sales related materials prepared by or on behalf of the Adviser or Pacific Funds, without prior review and approval by the Fund Manager, which may not be unreasonably withheld and which the Fund Manager agrees shall be conducted within ten calendar days.

          17.  Limitation of Liability.
               -----------------------

A copy of the Agreement and Declaration of Trust for Pacific Funds is on file with the Secretary of the State of Delaware. The Agreement and Declaration of Trust has been executed on behalf of the Trust by a Trustee of the

Trust in his capacity as Trustee of the Trust and not individually. The obligations of this Agreement shall be binding upon the assets and property of Pacific Funds and shall not be binding upon any Trustee, officer, employee, agent or shareholder, whether past, present, or future, of Pacific Funds individually.

          18.  Notices:
               -------

All notices and other communications hereunder shall be in writing sent by facsimile first, if practicable, but shall only be deemed given if delivered in person or by messenger, cable, certified mail with return receipt, or by a reputable overnight delivery service which provides evidence of receipt to the parties at the following addresses (or at such other address or number for a party as shall be specified by like notice):

A.  if to the Fund Manager, to:

                  A I M Capital Management, Inc.
                  11 Greenway Plaza, Suite 100
                  Houston, TX 77046
                  Facsimile transmission number: 713-993-9185
                  Attention: Nancy L. Martin, Esq.

B.                if to the Adviser, to:

                  Pacific Life Insurance Company
                  700 Newport Center Drive
                  Newport Beach, CA 92660
                  Facsimile transmission number: 949-219-3706
                  Attention: Robin S. Yonis

C.                if to Pacific Funds, to:

                  Pacific Funds
                  c/o Pacific Life Insurance Company
                  700 Newport Center Drive
                  Newport Beach, CA 92660
                  Facsimile transmission number: 949-219-3706
                  Attention: Robin S. Yonis


Each such notice or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the number specified in this section and the appropriate answer back or confirmation is received, and (ii) if given by any other means, when delivered at the address specified in this section.

          19.  Miscellaneous.
               -------------

          (a) This Agreement shall be governed by the laws of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940 or rules or orders of the SEC thereunder. The term "affiliate" or "affiliated person" as used in this Agreement shall mean "affiliated person" as defined in Section 2(a)(3) of the 1940 Act.

          (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

          (c) To the extent permitted under Section 15 of this Agreement, this Agreement may only be assigned by any party with prior written consent of the other parties.

          (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

          (e) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

          (f) The parties hereto acknowledge that while Fund Manager will, to the extent practicable, invest the assets of the Funds in a similar investment style to certain other mutual funds advised by Fund Manager or its affiliates, these Funds should not be considered "clones" of such other mutual funds, and there may be differences between the specific securities and the proportionate amount of any particular security held in any Fund and held by such other mutual funds.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.


                        PACIFIC LIFE INSURANCE COMPANY

Attest: /s/ Audrey L. Milfs           By: /s/ Glenn S. Schafer
       ----------------------            ---------------------
Name:   Audrey L. Milfs               Name:  Glenn S. Schafer
Title:  Vice President & Secretary    Title: President


                        A I M CAPITAL MANAGEMENT, INC.


Attest: /s/ Lisa Moss                 By: /s/ Ronald M. Stein
       ----------------                  --------------------
Name:   Lisa Moss                     Name:   Ronald M. Stein
Title:  Assistant Secretary           Title:  Senior Vice President


                                 PACIFIC FUNDS


Attest: /s/ Audrey L. Milfs           By: /s/ Glenn S. Schafer
       ----------------------            ---------------------
Name:   Audrey L. Milfs               Name:  Glenn S. Schafer
Title:  Secretary                     Title: President

                                  FEE SCHEDULE



Fund: PF AIM Blue Chip Fund

The Adviser will pay to the Fund Manager a monthly fee based on an annual percentage of the combined average daily net assets of the PF AIM Blue Chip Fund and the Blue Chip Portfolio of the Pacific Select Fund according to the following schedule:

          Rate (%)    Break Point (assets)
          --------------------------------
          .55%        On first $500 million
          .50%        On excess


Fund: PF AIM Aggressive Growth Fund

The Adviser will pay to the Fund Manager a monthly fee based on the combined average daily net assets of the PF AIM Aggressive Growth Fund and the Aggressive Growth Portfolio of the Pacific Select Fund according to the following schedule:

          Rate (%)    Break Point (assets)
          --------------------------------
          .60%        On first $500 million
          .55%        On excess


These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.